Exhibit 107.1

Calculation of Filing Fee Table

S-3

(Form Type)

Evergy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock (Without Par Value)	457(c)	700,000 shares	$51.49(2)	$36,043,000(2)	0.00014760	$5,319.95(2)

	Total Offering Amount					$36,043,000(2)

	Net Fee Due							$5,319.95(2)

(1)

If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this registration statement changes, then the provisions of Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) shall apply to this registration statement, and this registration statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this registration statement.

(2)

Estimated solely for the purposes of determining the registration fee and pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low sale prices of Evergy, Inc.’s Common Stock without par value as reported on The Nasdaq Stock Market LLC on March 25, 2024.